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Exhibit 10.7


           ADDENDUM TO EXHIBIT "A" OF COMMON STOCK PURCHASE AGREEMENT

         THIS ADDENDUM AGREEMENT (the "Addendum") to Exhibit A To Common Stock Purchase Agreement: Option Agreement (the "Agreement") is made as of February 9, 2000 by and between THE PLAYERS NETWORK, INC., a Nevada corporation (the "Company") and ACTION GAMING, INC., a Nevada corporation, and its successors and assigns ("Optionee" and, together with the Company, the "Parties")

         Section 2.2 and 2.2(a) of the Agreement states:

         2.2 EXERCISE OF SECOND OPTION. The Second Option may be exercised upon the following terms and conditions:

                  (a) SECOND OPTION PRICE. The purchase price for shares upon exercise of the Second Option shall be Seventy Cents ($0.70) per share, subject to the Fair Marker Adjustment; PROVIDED that if Optionee exercises the Second Option on or before four (4) months after the Date of Grant the Second Option Price shall be Sixty Five Cents ($0.65)

         This Addendum states that Optionee has to chosen to partially exercise its Second Option at a date earlier than referenced in the original Agreement. The Company agrees to sell Optionee Fifty Thousand Dollars ($50,000) worth of Common Stock at a price of Forty Cents ($0.40) per share, equaling 125,000 shares of Common Stock.

         The Two Hundred Thousand Dollar ($200,000) unexercised option will remain in full force per Section 2.2 of the Agreement.

AGREED:

"COMPANY"                                   "OPTIONEE"

THE PLAYERS NETWORK, INC.                   ACTION GAMING
4620 Polaris Avenue                         2116 Redbird Drive
Las Vegas, NV  89103                        Las Vegas, NV  89134

By:  __________________________             By:  __________________________
     Mark Bradley                                Ernest Moody
     Its:  President                             Its:  President



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